CERTIFICATE OF AMENDMENT
                                     TO THE
              CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND
           PREFERENCES OF THE SERIES A CONVERTIBLE PREFERRED STOCK OF
                              DBS INDUSTRIES, INC.

     DBS Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

     1.   The name of the corporation is DBS Industries, Inc.

     2. The following Amendment to the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of DBS Industries, Inc. was duly adopted in accordance with the provisions of Sections 141(f), 151(g) and 242 of the General Corporation Law of the State of Delaware (the "General Corporation Law") by resolutions duly adopted by the Board of Directors of this Corporation.

     3. Section 1, titled "Designation and Amount,"of the Certificate of Designations of Series A Convertible Preferred Stock be, and it hereby is, amended to read as follows:

               The shares of such series shall be designated as Series A Convertible Preferred Stock, par value $.0004 per share (the "Series A Convertible Preferred Stock") and the number of shares constituting the series shall be 35,897.

     IN WITNESS WHEREOF, DBS Industries, Inc. has caused this Amendment to the Certificate of Designations of Series A Convertible Preferred Stock to be duly executed by its President and Chief Executive Officer and attested to by its Secretary, this ___ day of February 2001.

                                               DBS INDUSTRIES, INC.



                                               By:  ________________________
                                                    Fred W. Thompson, CEO and
                                                    President


ATTEST:



By:  ____________________________
     Randy Stratt, Secretary